EXHIBIT 10.1

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Amended and Restated Supplemental Executive Retirement Agreement (the “Agreement”) is entered into by and between the Bank of New Orleans (the “Bank” or “Employer”) and Lawrence J. LeBon, III (the “Executive”), effective as of January 29, 2013.  The Agreement was originally entered into by the Bank and the Executive effective as of December 19, 2006, as previously amended and restated effective October 28, 2008 (the “Prior Agreement’).

PREAMBLE

The purpose of this Agreement is to provide the Executive with supplemental retirement benefits in order to provide him with a reasonable level of retirement income which will assist him in maintaining an appropriate standard of living in retirement.  An integral part of this Agreement as amended and restated is to encourage and induce the Executive to continue to remain as a full-time executive officer of the Bank and to recognize his ongoing service to the Bank.  The parties intend that this Agreement shall at all times be characterized as a “top hat” plan of deferred compensation maintained for the Executive who is a highly compensated employee, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of the Agreement shall be construed to effectuate such intentions.  The Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

WITNESSETH:

WHEREAS, the Executive is currently President and Chief Executive Officer of the Bank;

WHEREAS, the Executive has provided valuable service as an executive officer of the Bank for many years;

WHEREAS, the Executive has attained age sixty-five (65) and has become fully vested in the supplemental retirement benefits provided by the Prior Agreement; and

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to encourage and induce the Executive to continue to remain as a full-time executive officer of the Bank and to recognize his ongoing service to the Bank;

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties agree as follows:

1.   Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)   Cause. Termination of the Executive's employment for “Cause” shall mean termination of the Executive’s employment by the Bank because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

(b)   Corporation.   “Corporation” shall mean Louisiana Bancorp, Inc., the sole stockholder of the Bank.

(c)   Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. The determination of the Board of Directors of the Bank as to Disability shall be binding on the Executive.

(d)   Employment Agreement.    “Employment Agreement” shall mean the Amended and Restated Employment Agreement between the Bank and the Executive entered into as of October 28, 2008, including any subsequent amendment or restatement of such agreement.

(e)          Good Reason.  “Good Reason” means the occurrence of any of the following conditions:

        (i)   any material breach of the Employment Agreement, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Bank instead of reporting directly to the Board of Directors of the Bank, or

      (ii)   any material change in the geographic location at which the Executive must perform his services under the Employment Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(f)           Separation from Service.    “Separation from Service” shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Corporation and the Bank for any reason other than death or Disability.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(g)           Supplemental Retirement Benefit. “Supplemental Retirement Benefit” shall have the meaning set forth in Section 2 hereof.

2.            Retirement Benefit.

(a)           Upon any retirement by the Executive from the employ of the Employer which constitutes a Separation from Service, the Executive shall be entitled to receive from the Employer an annual supplemental retirement benefit as set forth below (the “Supplemental Retirement Benefit”), payable in equal quarterly installments for ten (10) consecutive years:

Amount of Annual
Date of Separation from Service                                   Supplemental Retirement Benefit

Before January 14, 2014                                                      $100,000
After January 14, 2014 and before January 15, 2015                        $105,000
After January 14, 2015 and before January 15, 2016                        $110,000
After January 14, 2016 and before January 15, 2017                        $115,000
After January 14, 2017 and before January 15, 2018                        $120,000
After January 14, 2018                                                         $125,000

    (b)           Notwithstanding the schedule set forth in Section 2(a) above, in the event that the Executive has a Separation from Service prior to January 15, 2018 due to a termination of his employment either by the Bank without Cause or by the Executive for Good Reason, then solely for purposes of determining the dollar amount of the Executive’s annual Supplemental Retirement Benefit, the Executive shall be credited with service through and including the immediately following January 15.

    (c)           The quarterly installment payments shall begin with the first day of the third full quarter following the Executive’s retirement.

3.           Disability or Death.

  (a)           In the event that the Executive becomes Disabled while in the employ of the Employer, the Executive shall be entitled to receive an annual Supplemental Retirement Benefit equal to the amount that he would have received under Section 2(a) above as if he had a Separation from Service as of the January 15th immediately following the date of Disability, with such benefit to be payable in equal quarterly installments beginning with the first day of the first full quarter following the Disability of the Executive and continuing thereafter for a period of ten (10) years.   Nothing contained in this Agreement shall limit or affect the Executive’s right to the continuation of his salary during any waiting period imposed by a disability plan.

  (b)           In the event that the Executive commences to receive Supplemental Retirement Benefits under this Agreement and dies prior to the receipt of ten (10) years of such benefits, the remainder of the Supplemental Retirement Benefits shall be payable until the expiration of such term to the beneficiary(ies) designated by the Executive, except as set forth in Section 4 below.  In the event the Executive dies while employed by the Employer, the beneficiary(ies) designated by the Executive shall receive an annual Supplemental Retirement Benefit equal to the amount that the Executive would have received under Section 2(a) above as if he had a Separation from Service as of the January 15th immediately following the date of death, with such benefit to be payable in equal quarterly installments beginning with the first day of the first full quarter following the Executive’s death and continuing thereafter for a period of ten (10) years.

4.           Designation of Beneficiary.  The Executive may from time to time, by providing a written notification to the Employer, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Employer’s Compensation Committee, or any successor thereto (the “Committee”).  If the Executive fails to designate a beneficiary or if a beneficiary dies before the date of the Executive’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits to be paid to a beneficiary commence and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Executive, if any, and if none to the estate of such beneficiary.

5.           Claims Procedure.  The Executive or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee.  If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant:

 (a)           the specific reason or reasons for the denial;

 (b)           specific reference to the pertinent provisions of this Agreement on which the denial is based;

 (c)           a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

 (d)           appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim.  If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision.  In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim.  Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim.  A claimant or his duly authorized representative may:

(a)           review pertinent documents, and

(b)           submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension.  The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

6.          Vested Benefit.  The Executive shall be one hundred percent (100%) vested in the then applicable Supplemental Retirement Benefit set forth in Section 2 above.

7.   Withholding.  To the extent required by the law in effect at the time payment of the Supplemental Retirement Benefit is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

8.   Unsecured Promise.  Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund the benefits payable hereunder.  To the extent that the Executive or any other person acquires a right to receive payments from the Employer, such individual shall at all times remain an unsecured general creditor of the Employer.

9.   Assignment.  The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Employer.

10.   Employment.  Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Employer or any other rights or interests other than those specifically set forth.

11.   Amendment, Suspension or Termination.  This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive.  Notwithstanding anything in the Agreement to the contrary, the Board of Directors of the Bank may amend in good faith any terms of the Agreement, including retroactively, in order to comply with Section 409A of the Code.  Prior to the commencement of payment of benefits to the Executive of his beneficiary, the Employer, upon sixty (60) days prior written notice to the Executive, shall have the right to suspend, terminate or amend this Agreement; provided, however, no such suspension, termination or amendment shall adversely affect the rights of the Executive or any beneficiary to the funds and benefits which have vested as of the date of such action.

12.   Successors.  This Agreement shall be binding upon and inure to the benefit of the Employer, it successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

13.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ATTEST:	BANK OF NEW ORLEANS

By:	/s/Ivan J. Miestchovich	By:	/s/Gordon K. Konrad
	Ivan J. Miestchovich		Gordon K. Konrad
	Corporate Secretary		Chairman of the Compensation
Committee
On behalf of the Board of Directors

		By:	/s/Lawrence J. LeBon, III
Lawrence J. LeBon, III